EXHIBIT 21.1

Name	Jurisdiction
Arbinet Communications, Inc.	Delaware

Bell Fax, Inc.	New Jersey

ANIP, Inc.	Nevada

Arbinet-thexchange LTD	United Kingdom

Arbinet Services, Inc.	Delaware

Arbinet Israel Ltd.	Israel